Exhibit 99.1

Unity Bancorp, Inc.
64 Old Highway 22
Clinton, NJ 08809
800 618-BANK
www.unitybank.com

President’s Message

I am happy to report that Unity has reported net income of $1.4 million, or $0.23 per diluted share, for the quarter ended September 30, 2004, a 9.9% increase compared to $1.3 million, or $0.22 per diluted share, for the quarter ended September 30, 2003.  Return on average assets and average common equity for the third quarter of 2004 were 1.17% and 17.39%, respectively.

The third quarter was another quarter of sustained revenue growth and increased earnings and we are looking forward to further improvement in earnings for the fourth quarter of 2004 and into 2005. Earnings for the third quarter were driven by strong loan demand, expanding margins and expense controls.

Our loan production for the second quarter was strong with total loans outstanding up 4.9% from the prior quarter. Our loan commitments outstanding continue to increase and we remain optimistic, that by keeping to our business plan, we will continue to grow the loan portfolio through the remainder of the year.

In addition to our increased loan pipeline, we are also enjoying continued growth in both our commercial and retail deposits.  Total deposits are up 6.1% from a year ago. This increase was primarily the result of growth in savings accounts and certificate of deposits. During the quarter we expanded our existing line of deposit products offering the “OpportUnity” savings and money market accounts, which pay a top rate of 2.26% and 2.15% respectively.

We are on track with our financial projections for 2004, and I am very optimistic about the remainder of the year.  I am very hopeful that we will see further improvement in our franchise value.

As a Unity shareholder or depositor, I would like to thank you for your continued support.  I hope that you make use of all that Unity has to offer for your financial service needs. Unity shareholders will find a check for a $.04 dividend per common share payable on October 30, 2004, to shareholders of record as of October 15, 2004.  If you are enrolled in the Dividend Re-Investment Plan, your account has already been credited.

Very truly yours,

James A. Hughes

President and Chief Executive Officer

October 27, 2004

Unity Bancorp, Inc.

Quarterly Financial Data

	09/30/04	06/30/04	03/31/04	12/31/03		09/30/03
SUMMARY OF INCOME (in thousands) :
Interest income	6,722	6,188	6,226	6,276		6,139
Interest expense	1,743	1,694	1,608	1,657		1,673
Net interest income	4,979	4,494	4,618	4,619		4,466
Provision for loan losses	325	250	250	375		375
Net interest income after provision	4,654	4,244	4,368	4,244		4,091
Noninterest income	1,985	1,895	1,881	2,123		2,125
Noninterest expense	4,356	4,019	4,403	4,906		4,167
Income before income taxes	2,283	2,120	1,846	1,461		2,049
Federal and state income tax provision	852	773	652	547		747
Net Income	1,431	1,347	1,194	914		1,302
Net Income per Common Share:
Basic	0.25	0.23	0.21	0.16		0.23
Diluted	0.23	0.22	0.20	0.15		0.22
COMMON SHARE DATA:
Cash dividends declared	0.04	0.04	0.04	—	`	—
Book value at quarter end	5.96	5.53	5.65	5.41		5.22
Market value at quarter end	12.31	13.40	12.81	10.89		10.67
Average common shares outstanding: (000’s)
Basic	5,761	5,752	5,735	5,668		5,668
Diluted	6,126	6,115	6,035	5,944		5,944
Common shares outstanding at period end (000’s)	5,771	5,754	5,747	5,686		5,669
OPERATING RATIOS:
Return on average assets	1.17	1.13	1.04	0.81		1.14
Return on average common equity	17.39	17.24	15.32	12.30		17.70
Efficiency ratio	62.55	63.08	68.31	73.66		62.98
BALANCE SHEET DATA (in thousands):
Assets	493,713	491,229	473,261	467,419		450,788
Deposits	423,765	429,368	409,330	414,982		399,451
Loans	354,190	337,557	331,507	339,755		321,629
Shareholders’ equity	34,395	31,822	32,470	30,762		29,564
Allowance for loan losses	5,726	5,599	5,466	5,352		4,960
TAX-EQUIVALENT YIELDS AND RATES:
Interest-earning assets	5.78	5.44	5.74	5.87		5.71
Interest-bearing liabilities	1.90	1.89	1.86	1.96		1.96
Net interest spread	3.88	3.55	3.88	3.91		3.75
Net interest margin	4.30	3.94	4.25	4.35		4.18
CREDIT QUALITY:
Nonperforming assets (in thousands)	3,872	4,779	5,061	5,722		4,275
Allowance for loan losses to period-end loans	1.62	1.66	1.65	1.58		1.54
Net charge offs (recoveries) to average loans	0.23	0.14	0.16	(0.02)		0.08
Nonperforming assets to loans and OREO	1.09	1.42	1.53	1.68		1.33
CAPITAL AND OTHER:
Total equity to assets	6.97	6.48	6.86	6.58		6.56
Tier I capital to average assets (leverage)	9.04	8.89	9.03	9.02		8.50
Tier I capital to risk-adjusted assets	11.52	11.53	11.54	11.28		11.39
Total capital to risk-adjusted assets	12.77	12.79	12.79	12.53		12.64
Number of banking offices	13	13	13	13		12
Number of ATMs	15	15	14	14		13
Number of employees	161	158	166	173		168